Exhibit 4.5

ADEPT TECHNOLOGY, INC.

RESTRICTED STOCK AWARD AGREEMENT

I. NOTICE OF GRANT (Attached).

II. AGREEMENT.

FOR GOOD AND VALUABLE CONSIDERATION, Adept Technology, Inc. (the “Company”), has granted to the Participant named in the notice of grant attached as Part I of this Restricted Stock Award Agreement (the “Notice of Grant”) as of the date indicated therein (the “Grant Date”) the number of Shares set forth in the Notice of Grant, upon the other terms and subject to the conditions set forth in this Restricted Stock Award Agreement (as amended from time to time), including the Notice of Grant, and the 2005 Incentive Plan (the “Plan”). Any reference to the Company shall include a reference to any Subsidiary.

1. Definitions

Defined terms in the Plan shall have the same meaning in this Agreement, except where the context otherwise requires.

2. Grant of Restricted Stock

The terms of this Restricted Stock Award Agreement apply to any Awards for shares of Restricted Stock granted under the Plan, which are identified as Restricted Stock and are evidenced by a Notice of Grant attached as Part I of this Restricted Stock Award Agreement. Such Notice of Grant shall specify the grant date (the “Grant Date”) and number of shares of Restricted Stock (the “Award”) in accordance with the terms of the Plan and subject to the conditions set forth in this Agreement and the Plan (as amended from time to time). The Award represents the right to receive up to the number of Shares (as adjusted from time to time pursuant to Section 13 of the Plan) of the Company subject to the fulfillment of the vesting conditions set forth in the Notice of Grant and this Agreement. By accepting the Award, the Participant irrevocably agrees on behalf of the Participant and the Participant’s successors and permitted assigns to all of the terms and conditions of the Award as set forth in or pursuant to this Agreement and the Plan (as such may be amended from time to time).

3. Vesting; Prohibition on Transfer

(a) [ALTERNATIVE A: Participant’s rights in and to the Shares shall be 100% vested as of the Grant Date.] [ALTERNATIVE B: Participant’s rights in and to the Shares shall not be vested as of the Grant Date and shall be forfeitable unless and until otherwise vested pursuant to the terms of this Agreement. After the Grant Date, provided that the Participant has not experienced a Termination of Service, the Shares shall become vested              months following the Grant Date.] Shares that have vested and are no longer subject to forfeiture are referred to herein as “Vested Shares.” Shares that are not vested and remain subject to forfeiture are referred to herein as “Unvested Shares.”

(b) The vesting period of the Award set forth in Paragraph 3(a) may be adjusted by the Committee to reflect the decreased level of employment during any period in which the Participant is on an approved leave of absence or is employed on a less than full time basis. Notwithstanding anything to the contrary in this Paragraph 3, the Award shall be subject to earlier acceleration of vesting and/or forfeiture and transfer as may be provided in this Agreement and the Plan.

(c) Any sale, transfer, assignment, encumbrance, pledge, hypothecation, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, whether voluntary or by operation of law, directly or indirectly, of Unvested Shares shall be strictly prohibited and void; provided, however, that the Committee, in its sole discretion, may permit the Participant to assign or transfer an Award to the extent permitted under the Plan, provided that the Award shall be subject to all the terms and condition of the Plan, this Agreement and any other terms required by the Committee as a condition to such transfer.

4. Status of Participant

From and after the Grant Date, Participant will be recorded as a shareholder of the Company with respect to the Shares and shall have voting rights with respect to the Shares unless and until any Shares are forfeited or transferred back to the Company.

5. Dividends

From and after the Grant Date and unless and until Shares are forfeited or otherwise transferred back to the Company, the Participant will be entitled to receive all dividends and other distributions, if any, paid with respect to the Shares. Dividends payable by the Company to its public stockholders in cash shall, with respect to any Unvested Shares, be automatically reinvested in additional Shares at a purchase price per share equal to the fair market value of a share of Common Stock on the date such dividend is paid; provided, however that any fractional Share shall be rounded up to a whole Share on the date such Share vests. Any additional Shares accrued for Participant through dividends on Unvested Shares, whether through reinvestment or through a dividend paid in Shares, shall be subject to the same restrictions on transferability and risk of forfeiture as the Unvested Shares with respect to which they were distributed.

6. Effect of Termination of Employment; Change in Control

(a) General. Except as provided in Paragraphs 6(b), (c) or (d) below, upon a termination of Participant’s employment with the Company or any Subsidiary for any reason, the Unvested Shares shall be forfeited by Participant and cancelled and surrendered to the Company without payment of any consideration to Participant.

(b) Death; Disability. Upon the date of a termination of the Participant’s employment as a result of the death or Total and Permanent Disablement (as defined in the Plan) of the Participant, all Unvested Shares shall vest as of such date of termination of the Participant’s employment.

(c) Retirement/Termination other than for Cause. Upon Retirement (as defined in the Plan) of the Participant, any Unvested Shares as of such Retirement or date of Termination of Service other than for cause shall be forfeited by Participant and cancelled and surrendered to the Company without payment of any consideration to Participant.

(d) Cause. Upon the date of a termination of the Participant’s employment for Cause, the Unvested Shares shall be immediately forfeited. For purposes of this Agreement, the term “Cause” shall mean (i) Participant’s gross misconduct or fraud in the performance of Participant’s duties to the Company or any Subsidiary; (ii) Participant’s conviction or guilty plea or plea of nolo contendere with respect to any felony or act of moral turpitude; (iii) Participant’s engaging in any material act of theft or material misappropriation of Company property in connection with Participant’s employment with the Company or any Subsidiary, (iv) Participant’s material breach of the Company’s Code of Conduct as such code may be revised from time to time or (v) any other Act of Misconduct (as defined in the Plan).

(e) Change in Control. In the event of any other change in the number or kind of outstanding Shares, or any stock or other securities into which such Shares have been changed, or for which Shares have been exchanged, whether by reason of a Change in Control (as defined in the Plan), other merger, consolidation or otherwise, then the Committee will, in its sole discretion, determine the appropriate adjustment, if any, to be effected. In addition, in the event of a change described in this paragraph, the Committee may accelerate the time or times at which any Award may be exercised and may provide for cancellation of such accelerated Awards that are not exercised within a time prescribed by the Committee in its sole discretion. Notwithstanding anything to the contrary herein, any adjustment to an Option intended to qualify as an Incentive Stock Option must comply with the requirements, provisions and restrictions of the Code.

7. Section 83(b) Election for Restricted Stock Award; Independent Tax Advice

Under Section 83(a) of the Internal Revenue Code (the “Code”), the Participant will be taxed on the Shares on the date the Shares vest and the forfeiture restrictions lapse as set forth in Paragraph 3 of this Agreement, based on their fair market value on such date, at ordinary income rates subject to payroll and withholding tax and tax reporting, as applicable. For this purpose, the term “forfeiture restrictions” means the right of the Company to receive back any Unvested Shares upon a Termination of Service. Under Section 83(b) of the Code, the Participant may elect to be taxed on the Shares on the Grant Date, based upon their fair market value on such date, at ordinary income rates subject to payroll and withholding tax and tax reporting, rather than when and as the Unvested Shares cease to be subject to the forfeiture restrictions. If Participant elects to accelerate the date on which he or she is taxed on the Shares under Section 83(b), an election (an “83(b) Election”) to such effect must be filed with the Internal Revenue Service within 30 days from the Grant Date of the Award and applicable withholding taxes must be paid to the Company at that time.

There are significant risks associated with the decision to make and 83(b) Election. If the Participant makes an 83(b) Election and the Unvested Shares are subsequently forfeited to the Company, the Participant will not be entitled to recover the taxes paid by claiming a deduction for the ordinary income previously recognized as a result of the 83(b) Election. If the Participant makes an 83(b) Election and the value of the Unvested Shares subsequently declines, the 83(b) Election may cause the Participant to recognize more compensation income than otherwise would have been the case. On the other hand, if the value of the Unvested Shares increases and the Participant has not made an 83(b) Election, Participant may recognize more compensation income than otherwise would have been the case.

The foregoing is only a summary of the federal income tax laws that apply to the Shares under this Agreement and does not purport to be complete. The actual tax consequences of receiving or disposing of the Shares are complicated and depend, in part, on the Participant’s specific situation and may also depend on the resolution of currently uncertain tax law and other variables not within the control of the Company. THEREFORE, THE PARTICIPANT SHOULD SEEK INDEPENDENT ADVICE REGARDING THE APPLICABLE PROVISIONS OF THE FEDERAL TAX LAW AND THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY TO WHICH THE PARTICIPANT IS SUBJECT. By accepting this Award, Participant acknowledges and agrees that he or she has either consulted with a competent tax advisor independent of the Company to obtain tax advice concerning the Shares in light of the Participant’s specific situation or has had the opportunity to consult with such a tax advisor and has chosen not to do so.

The form for making an 83(b) Election is available from the Company. If the Participant determines to make an 83(b) Election, it is the Participant’s responsibility to file such an election with the Internal Revenue Service within the 30-day period after the Grant Date, to deliver to the Company a signed copy of the 83(b) Election, to file an additional copy of such election form with the Participant’s federal income tax return for the calendar year in which the Grant Date occurs and to pay applicable withholding taxes to the Company at that time.

8. Book Entry Registration of the Shares; Delivery of Shares

The Company may at its election either (i) after the Date of Grant, issue a certificate representing the Shares subject to this Agreement and place a legend on and stop transfer notice describing the restrictions on and forfeitability of such Shares, in which case the Company may retain such certificates unless and until the Shares represented by such certificate have vested and may cancel such certificate if and to the extent that the Shares are forfeited or otherwise required to be transferred back to the Company, or (ii) not issue any certificate representing Shares subject to this Agreement and instead document the Participant’s interest in the Shares by registering the Shares with the Company’s transfer agent (or another custodian selected by the Company) in book entry form in the Participant’s name with the applicable restrictions noted in the book entry system, in which case no certificate(s) representing all or a part of the Shares will be issued unless and until the Shares become Vested Shares. The Company may provide a reasonable delay in the issuance or delivery of Vested Shares as it determines appropriate to address tax withholding and other administrative matters.

9. Stop-Transfer Notices

The Company will not be required to (a) transfer on its books any Shares that have been sold or transferred in violation of the provisions of this Agreement or (b) treat as the owner of the Shares, or otherwise accord voting, dividend or liquidation rights to, any transferee to whom the Shares have been transferred in contravention of this Agreement.

10. Withholding and Disposition of Shares

(a) Generally. The Participant is liable and responsible for all taxes owed in connection with the Award, regardless of any action the Company takes with respect to any tax withholding obligations that arise in connection with the Award. The Company does not make any representation or undertaking regarding the treatment of any tax withholding in connection with the grant or vesting of the Award or the subsequent sale of Shares issuable pursuant to the Award. The Company does not commit and is under no obligation to structure the Award to reduce or eliminate the Participant’s tax liability.

(b) Payment of Withholding Taxes. Prior to any event in connection with the Award (e.g., vesting) that the Company determines may result in any domestic or foreign tax withholding obligation, whether national, federal, state or local, including any social tax obligation (the “Tax Withholding Obligation”), the Participant is required to arrange for the satisfaction of the minimum amount of such Tax Withholding Obligation in a manner acceptable to the Company.

(i) By Withholding Shares. Unless Participant elects to satisfy the Tax Withholding Obligation by an alternative means in accordance with clause (ii) below, Participant’s acceptance of this Award constitutes Participant’s instruction and authorization to the Company to withhold on the Participant’s behalf the number of Shares from those Shares issuable to the Participant at the time when the Award becomes vested as the Company determines to be sufficient to satisfy the Tax Withholding Obligation.

(ii) By Other Payment. At any time not less than five (5) business days before any Tax Withholding Obligation arises (e.g., before a Vesting Date), Participant may notify the Company of Participant’s election to pay Participant’s Tax Withholding Obligation by wire transfer, check or other means permitted by the Company. In such case, the Participant shall satisfy his or her tax withholding obligation by paying to the Company on such date as it shall specify an amount that the Company determines is sufficient to satisfy the expected Tax Withholding Obligation by (A) wire transfer to such account as the Company may direct, (B) delivery of a check payable to the Company, Attn: Chief Financial Officer, or (C) such other means as the Company may establish or permit. Participant agrees and acknowledges that prior to the date the Tax Withholding Obligation arises, the Company will be required to estimate the amount of the Tax Withholding Obligation and accordingly will require the amount paid to the Company under this Paragraph 10(b)(ii) to be more than the minimum amount that may actually be due and that, if Participant has not delivered payment of a sufficient amount to the Company to satisfy the Tax Withholding Obligation (regardless of whether as a result of the Company underestimating the required payment or Participant failing to timely make the required payment), the additional Tax Withholding Obligation amounts shall be satisfied in the manner specified in Paragraph 10(b)(i) above.

11. Excess Parachute Payments

Notwithstanding anything in this Agreement to the contrary, if any of the payments in respect of this Award, together with any other payments to which Participant has the right to receive from the Company or any purchaser, successor, or assign, would constitute an “excess parachute payment” (as defined in Code Section 280G(b)(3)), the payments pursuant to the Award and/or such other plans or agreements shall be reduced to the largest amount as will result in no portion of such payments being subject to the excise tax imposed by Code Section 4999.

12. Plan Controls

The terms of this Agreement are governed by the terms of the Plan, as it exists on the Grant Date and as the Plan is amended from time to time. In the event of any conflict between the provisions of this Agreement and the provisions of the Plan, the terms of the Plan shall control, except as expressly stated otherwise in this Agreement. The term “Section” generally refers to provisions within the Plan or the Code; provided, however, the term “Paragraph” shall refer to a provision of this Agreement.

13. Limitation on Rights; No Right to Future Grants; Extraordinary Item

By entering into this Agreement and accepting the Award, Participant acknowledges that: (a) Participant’s participation in the Plan is voluntary; (b) the value of the Award is an extraordinary item which is outside the scope of any employment contract with Participant; (c) the Award is not part of normal or expected compensation for any purpose, including without limitation for calculating any benefits, severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments, and Participant will not be entitled to compensation or damages as a consequence of Participant’s forfeiture as provided for in the Plan or this Agreement of any Unvested Shares as a result of Participant’s termination of employment with the Company or any Subsidiary for any reason; and (d) in the event that Participant is not a direct employee of Company, the grant of the Award will not be interpreted to form an employment relationship with the Company or any Subsidiary and will not be interpreted to form an employment contract with Participant’s employer, the Company or any Subsidiary. The Company shall be under no obligation to advise Participant of the existence, maturity or termination of any of Participant’s rights hereunder and Participant shall be responsible for familiarizing himself or herself with all matters contained herein and in the Plan which may affect any of Participant’s rights or privileges hereunder.

14. Committee Authority

Any question concerning the interpretation of this Agreement or the Plan, any adjustments required to be made under the Plan, and any controversy that may arise under the Plan or this Agreement shall be determined by the Committee (including any Subcommittee or other person(s) to whom the Committee has delegated its authority) in its sole and absolute discretion. Such decision by the Committee shall be final and binding.

15. General Provisions

(a) Notices. Whenever any notice is provided hereunder, such notice must be in writing and delivered in person or by mail or electronically. Any notice delivered in person or by mail shall be deemed to be delivered on the date on which it is personally delivered, or, whether actually received or not, on the third business day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address that such person has theretofore specified by written notice delivered in accordance herewith. Any notice given by the Company directed to Participant at Participant’s address on file with the Company shall be effective to bind Participant and any other person who shall have acquired rights under this Agreement. The Company or Participant may change, by written notice to the other, the address previously specified for receiving notices. Notices delivered to the Company in person or by mail shall be addressed to Adept Technology, Inc. Attn: Chief Financial Officer, at the address set forth in the Notice of Grant.

(b) No Waiver. No waiver of any provision of this Agreement will be valid unless in writing and signed by the person against whom such waiver is sought to be enforced, nor will failure to enforce any right hereunder constitute a continuing waiver of the same or a waiver of any other right hereunder.

(c) Undertaking. Participant hereby agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either Participant or the Award pursuant to the express provisions of this Agreement.

(d) Entire Contract. This Agreement and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof.

(e) Successors and Assigns. The provisions of this Agreement will inure to the benefit of, and be binding on, the Company and its successors and assigns and Participant and Participant’s legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person will have agreed in writing to join herein and be bound by the terms and conditions hereof.

(f) Legal Compliance. The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by Participant or other subsequent transfers by Participant of any Shares issued under this Award, including without limitation, restrictions: (i) under the Company’s insider trading policy, (ii) that may be necessary in the absence of an effective registration statement under the Securities Act of 1933, as amended, covering the Award and/or Shares underlying the Award or pursuant to applicable state securities laws, and (iii) as to the use of a specified brokerage firm or other agent for such resales or other transfers. Any sale of the Shares must also comply with other applicable laws and regulations governing the sale of such shares.

(g) Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to any awards granted under the Plan by electronic means or to request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, and such consent shall remain in effect throughout Participant’s term of employment or service with the Company and thereafter until withdrawn in writing by Participant.

(h) Governing Law. The provisions of this Agreement shall be governed by the laws of the State of California, without giving effect to principles of conflicts of law.